INVESTMENT ADVISORY AGREEMENT

SCHEDULE A

Calvert VP SRI Large Cap Value Portfolio

Calvert VP S&P 500 Index Portfolio

Calvert VP S&P MidCap 400 Index Portfolio

Calvert VP Balanced Index Portfolio

Calvert VP Nasdaq 100 Index Portfolio

Calvert VP Russell 2000 Small Cap Index Portfolio

Calvert VP EAFE International Index Portfolio

Calvert VP Barclays Capital Aggregate Bond Index Portfolio

Calvert VP Inflation Protected Plus Portfolio

Calvert VP Lifestyle Moderate Portfolio

Calvert VP Lifestyle Conservative Portfolio

Calvert VP Lifestyle Aggressive Portfolio

Calvert VP Natural Resources Portfolio

Effective:  April 30, 2010

CALVERT VARIABLE PRODUCTS, INC.,
as successor in interest to Summit Mutual Funds, Inc.

By: /s/ William M. Tartikoff
William M. Tartikoff, Esq.
Vice President and Secretary

CALVERT ASSET MANAGEMENT COMPANY, INC.

By: /s/ Ronald M. Wolfsheimer
Ronald M. Wolfsheimer
Chief Financial and Administrative Officer
and Senior Vice President

INVESTMENT ADVISORY AGREEMENT

SCHEDULE B

Listed below are the portfolios of Calvert Variable Products, Inc. that are entitled to receive investment advisory services from Calvert Asset Management Company, Inc. (the “Advisor”) under the Investment Advisory Agreement dated December 12, 2008, and which will pay fees calculated at the following annual rates* to the Advisor pursuant to Section 3 of the Agreement:

Calvert VP SRI Large Cap Value Portfolio	0.64%
Calvert VP S&P 500 Index Portfolio	0.25%
Calvert VP S&P MidCap 400 Index Portfolio	0.30%
Calvert VP Balanced Index Portfolio	0.30%
Calvert VP Nasdaq 100 Index Portfolio	0.35%
Calvert VP Russell 2000 Small Cap Index Portfolio	0.35%
Calvert VP EAFE International Index Portfolio	0.56%
Calvert VP Barclays Capital Aggregate Bond Index Portfolio	0.30%
Calvert VP Inflation Protected Plus Portfolio	0.50%
Calvert VP Lifestyle Moderate Portfolio	0.55%
Calvert VP Lifestyle Conservative Portfolio	0.55%
Calvert VP Lifestyle Aggressive Portfolio	0.55%
Calvert VP Natural Resources Portfolio	0.55%

* Calvert has agreed to cap total net expenses for each Fund for two years at the current net expense rate of the respective Fund in effect as of November 30, 2008.

For its services under this Investment Advisory Agreement, Advisor is entitled to receive the fees indicated above based on average net assets.

Effective:  April 30, 2010